Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Cal-Maine Foods, Inc.
(Exact name of registrant as specified in its charter)

Delaware	64-0500378
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

3320 Woodrow Wilson Drive, Jackson, MS 39209
(Address of Principal Executive Offices)(Zip Code)
Cal-Maine Foods, Inc. 2005 Incentive Stock Option Plan
Cal-Maine Foods, Inc. Stock Appreciation Rights Plan
(Full title of plans)
Fred R. Adams, Jr.
Chairman of the Board and Chief Executive Officer
Cal-Maine Foods, Inc.
3320 Woodrow Wilson Drive
Jackson, MS 39209
601-948-6813
(Name, address and telephone number of agent for service)

Copies to:

Peter E. Panarites, Esq.
Foley & Lardner LLP
3000 K Street, N.W. (Suite 500)
Washington, D.C. 20007
Telephone: 202-295-4019

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $.01 par	500,000 shares	$6.51	$3,255,000	$383.11
value (3)
Common stock $.01 par	1,000,000 shares	$6.51	$6,510,000	$766.23
value (4)
Total	1,500,000 shares		Total	$1149.34

(1) Includes an indeterminate number of shares of Common Stock that may be issuable by reason of stock splits, stock dividends or similar transactions in accordance with Rule 416 under the Securities Act of 1933.

(2) The amounts are based upon the average of the high and low sale prices for the Common Stock as reported on the NASDAQ National Market on December 27, 2005 and are used solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h)(1) of Rule 457 under the Securities Act of 1933.

(3) Cal-Maine Foods, Inc. 2005 Incentive Stock Option Plan

(4) Cal-Maine Foods, Inc. Stock Appreciation Rights Plan

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents previously filed by Cal-Maine Foods, Inc. (the “Company”) pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) (File No. 000-04892) are incorporated in this Registration Statement by reference:

        (a)     The Company’s Annual Report on Form 10-K for the fiscal year ended May 28, 2005;

        (b)     The Company’s Quarterly Report on Form 10-Q for the quarter ended August 27, 2005, and its Form 10-Q/A No. 1 dated October 14, 2005, to its From 10-Q for the quarter ended August 27, 2005;

        (c)     The Company’s Current Reports on Form 8-K dated June 28, July 28 and October 12, 2005, and its Form 8-K/A No. 1 to its Form 8-K dated October 12, 2005, filed pursuant to the Exchange Act; and

        (d)     The description of the Company’s Common Stock, par value $.01 per share (the “Common Stock”), contained in Exhibit 1, “Amendment to Article Four of the Certificate of Incorporation of Cal-Maine Foods, Inc.,” as set forth, and discussed, in the Company’s Proxy Statement for Special Meeting of Shareholders held April 14, 2004.

        In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerate above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of the Company’s Annual Report on Form 10-K covering such year shall not be deemed incorporated by reference in this Registration Statement and shall not be a part hereof from and after the filing of such Annual Report on Form 10-K.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, to constitute a part of this Registration Statement.

        The Company hereby undertakes to provide without charge to each person who has received a copy of the prospectus to which this Registration Statement relates, upon the written or oral request of any such person, a copy of any or all the documents that have been or may be incorporated by reference into this Registration Statement, other than exhibits to such documents (unless such exhibits are incorporated therein by reference).

Item 4. Description of Securities.

        Not Applicable.

Item 5. Interests of Named Experts and Counsel.

        Not Applicable.

        Item 6. Indemnification of Directors and Officers.

        The Company may indemnify its directors, officers and certain other persons to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time-to-time. In that connection, Article VII of the Company’s By-laws contains indemnification and advancement of expenses provisions generally providing that the Company will indemnify its directors, officers, employees and agents to the fullest extent permitted under Section 145 of the Delaware General Corporation Law in connection with any threatened, pending or completed action, suit or proceeding against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal proceeding, have no reasonable cause to believe their conduct was unlawful.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

Exhibit
Number	Description

4(a)	Amended and Restated Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 4(a) to the Company’s Form S-1 Registration Statement No. 333-14809.)

4(b)	Amendment to Article 4 of the Certificate of Incorporation of Registrant. (Incorporated by reference to Exhibit 3.1(a) to the Company’s Annual Report on Form 10-K for the fiscal year ended May 29, 2004.)

4(c)	By-Laws of the Registrant, as amended. (Incorporated by reference to Exhibit 3.2 to the Company’s Form S-1 Registration Statement No. 333-14809.)

4(d)	Cal-Maine Foods, Inc. 2005 Incentive Stock Option Plan. (Incorporated by reference to APPENDIX B of the Company’s Proxy Statement for its Annual meeting of Shareholders held on October 13, 2005.)

4(e)	Cal-Maine Foods, Inc. Stock Appreciation Rights Plan. (Incorporated by reference to APPENDIX C of the Company’s Proxy Statement for its Annual Meeting of Shareholders held on October 13, 2005.)

5	Legal opinion, dated December 30, 2005, of YoungWilliams P.A. as to the legality of shares offered.

23(a)	Consent of Ernst & Young LLP.

23(b)	Consent of YoungWilliams P.A. (Included in Exhibit 5 hereto.)

23(c)	Consent of Foley & Lardner LLP.

24	Powers of Attorney. (Included on signature page of this Registration Statement.)

Item 9. Undertakings.

        (a)     The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that it incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi, on this 30th day of December, 2005.

CAL-MAINE FOODS, INC.
(Registrant)
By: FRED R. ADAMS, JR.
Fred R. Adams, Jr.
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred R. Adams, Jr. and/or Timothy A. Dawson his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
FRED R. ADAMS, JR.	Chairman of the Board, Chief	December 30, 2005
Fred R. Adams, Jr.	Executive Officer and Director
(Principal Executive Officer)
TIMOTHY A. DAWSON	Vice President, Chief Financial	December 30, 2005
Timothy A. Dawson	Officer, and Director (Principal Financial
Officer)
CHARLES F. COLLINS	Vice President and Controller	December 30, 2005
Charles F. Collins	(Principal Accounting Officer)

Signature	Title	Date
RICHARD K. LOOPER	Director	December 30, 2005
Richard K. Looper
ADOLPHUS B. BAKER	Director	December 30, 2005
Adolphus B. Baker
____________________
James E. Poole	Director
____________________
R. Faser Triplett	Director
____________________
Letitia C. Hughes	Director